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                                                   CONTACT:  Kenneth Kracmer
                                                             Public Relations
FOR IMMEDIATE RELEASE                                        214/863-8400
October 24, 1997
                                                             Mary Bell
                                                             Investor Relations
                                                             214/863-8730



                     STATEMENT FROM EXCEL COMMUNICATIONS
                       REGARDING ARBITRATION SETTLEMENT

        DALLAS - Excel Communications, Inc. (NYSE: ECI) and three of its former Independent Representatives, including Linden Wood, today announced a settlement of an arbitration proceeding involving disputes between them.
The arbitration proceeding began after Wood and the other former Independent Representatives filed a lawsuit against Excel in Oklahoma state court for $405 million involving, among other things, commissions and bonuses which Excel withheld from the former Independent Representatives. The settlement involves the payment of $1.7 million by Excel to the former Independent Representatives as a negotiated severance package. Wood stated: "We apologize for filing the lawsuit against Excel and regret any damage it might have caused the company, its Independent Representatives, and shareholders."

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